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                                                                      Exhibit 23



March 27, 1997




                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------


The Board of Directors
Heartland Bancshares, Inc.



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Heartland Bancshares, Inc. of our report dated March 4, 1997 relating to the consolidated statements of financial condition of Heartland Bancshares, Inc. and Subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1996, included in the Annual Report on Form 10-KSB of Heartland Bancshares, Inc.


/s/ Gray Hunter Stenn
Gray Hunter Stenn
Certified Public Accountants